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                                   EXHIBIT 12

























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         STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                              Three
                              Months
                              Ended            Year Ended December 31,
                             March 31, ---------------------------------------
                               1994      1993    1992    1991    1990    1989
                             --------- ------- ------- ------- ------- -------
                             (000s omitted except for ratios and percentages)

Earnings before equity in
  earnings of affiliates,
  federal income taxes,
  cumulative effect of
  adoption of new accounting
  principles and extra-
  ordinary item. . . . . . .   $14,181 $63,118 $36,720 $44,862 $26,802 $32,800
Dividends from affiliates. .       905   3,135   3,072       -       -       -
Fixed charges deducted from
  earnings . . . . . . . . .     4,361  17,280  17,007  20,837  24,737  22,825
                               ------- ------- ------- ------- ------- -------

Earnings available for payment
  of fixed charges . . . . .   $19,447 $83,533 $56,799 $65,699 $51,539 $55,625
                               ======= ======= ======= ======= ======= =======

Fixed charges:
  Interest expense . . . . .   $ 3,388 $13,288 $12,932 $16,330 $19,964 $18,058
  Portion of rent deemed to
    be interest. . . . . . .       973   3,992   4,075   4,507   4,773   4,767
                               ------- ------- ------- ------- ------- -------
  Total fixed charges. . . .   $ 4,361 $17,280 $17,007 $20,837 $24,737 $22,825
                               ======= ======= ======= ======= ======= =======
Ratio of earnings to fixed
  charges. . . . . . . . . .      4.46    4.83    3.34    3.15    2.08    2.44
                                  ====    ====    ====    ====    ====    ====

Preferred stock dividends. .   $     - $   409 $ 6,358 $ 7,276 $ 7,469 $ 7,781
Effective tax rate . . . . .      23.1%   21.4%    2.0%    3.0%    5.0%    7.5%
                               ------- ------- ------- ------- ------- -------

Earnings required for
  preferred stock dividends.   $     - $   520 $ 6,488 $ 7,501 $ 7,862 $ 8,412
                               ======= ======= ======= ======= ======= =======

Earnings available for
  payment of fixed charges
  and preferred stock
  dividend requirements. . .   $19,447 $84,053 $63,287 $73,200 $59,401 $64,037
                               ======= ======= ======= ======= ======= =======

Combined fixed charges and
  preferred stock dividend
  requirements . . . . . . .   $ 4,361 $17,800 $23,495 $28,338 $32,599 $31,237
                               ======= ======= ======= ======= ======= =======

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends. . . . . .      4.46    4.72    2.69    2.58    1.82    2.05
                                  ====    ====    ====    ====    ====    ====


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